Exhibit 5.1
June 24, 2009
Monster Worldwide, Inc.
622 Third Avenue
New York, NY 10017
Ladies and Gentlemen:
     On the date hereof, Monster Worldwide, Inc., a Delaware corporation (the “Company”), intends to transmit for filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to up to 2,710,000 shares (the “Shares”) of Common Stock, $0.001 par value per share, of the Company to be offered and sold under the Monster Worldwide, Inc. 2008 Equity Incentive Plan “(as amended, supplemented or modified as of the date hereof, the “2008 Plan”).
     We have at times acted as special counsel to the Company in connection with certain corporate and securities matters, and in such capacity we are familiar with the various corporate and other proceedings relating to the proposed offer and sale of the Shares as contemplated by the Registration Statement.
     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Certificate of Incorporation as presently in effect, (ii) the Company’s By-Laws as presently in effect, (iii) minutes and other instruments evidencing actions taken by the Company’s directors and stockholders pertaining to the 2008 Plan, and (iv) the 2008 Plan. In our examination of all such agreements, documents, certificates and instruments, we have assumed the genuineness of all signatures, the authenticity of all agreements, documents, certificates and instruments submitted to us as originals and the conformity with the originals of all agreements, documents, certificates and instruments submitted to us as certified, conformed or photostatic copies. Insofar as this opinion relates to securities to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of such issuance will be the same as such laws, rules and regulations in effect as of the date hereof.
     Our opinion herein is based solely upon the Delaware General Corporation Law, and we express no opinion with respect to any other laws (including, without limitation, the application of the securities or “blue sky” laws of any state to the offer and/or sale of the Shares).
     Based on the foregoing, and subject to and in reliance upon the accuracy and completeness of the information relevant thereto provided to us, it is our opinion that the Shares have been duly authorized and, subject to the effectiveness of the Registration Statement and compliance with applicable state laws (including securities laws) of the states

June 24, 2009

in which the Shares may be offered and sold, when issued in accordance with the terms of the 2008 Plan, will be legally issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to any filing made by the Company under the securities or other laws of any state of the United States in which the Shares may be offered and sold. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.
     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph, without our express written consent. This opinion is rendered to you as of the date hereof, and we undertake no obligation to advise you of any change in any applicable law or in facts or circumstances which might affect any matters or opinions set forth herein.
Very truly yours,
/s/ Dechert LLP